Exhibit 5.3

October 27, 2014

British Columbia Securities Commission

Toronto Stock Exchange

New York Stock Exchange

United States Securities and Exchange Commission

Dear Sirs:

Re:	Teck Resources Limited (“Teck Resources”)
Final Short Form Base Shelf Prospectus
Consent of Expert

I hereby consent to the use of my name in the Final Short Form Base Shelf Prospectus of Teck Resources dated October 27, 2014 (the “Prospectus”) and in the registration statement of Teck Resources and Teck Metals Ltd. on Form F-10 filed with the United States Securities and Exchange Commission on October 27, 2014 (the “Registration Statement”) in connection with references to my involvement in the preparation of the mineral reserve and mineral resource estimates for Teck Resources’ material base metal properties, other than Antamina, in its Annual Information Form dated March 3, 2014 (the “Estimates”) and to the use of the Estimates, or portions thereof, and to the inclusion or incorporation by reference of information derived from the Estimates, in the Prospectus and in the Registration Statement.

I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Estimates or that are within my knowledge as a result of the services I have performed in connection with the preparation of the Estimates.

Yours truly,

/s/ Rodrigo Marinho

Rodrigo Marinho, P.Geo.